Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES AMENDMENT TO REVOLVING CREDIT FACILITY,
PREVIEWS FIRST QUARTER 2016 REALIZED PRICES,
AND SCHEDULES FIRST QUARTER EARNINGS CALL

DENVER, CO April 13, 2016 - SM Energy Company (NYSE: SM) today announced that the Company and its lenders have amended the senior secured credit facility, which matures in 2019. Key components of the amendment include:

•
As part of the regular semi-annual redetermination process, the lenders determined the borrowing base and aggregate commitment amount to be $1.25 billion, consistent with the Company’s expectations and previous public statements

•	The financial covenant of a maximum 4.0 times total debt-to-trailing 12 months EBITDAX ratio is removed

•
New financial covenants added include (1) a maximum senior secured debt-to-trailing 12 months EBITDAX ratio of 2.75 times and (2) a minimum trailing 12 months EBITDAX-to-interest ratio of at least 2.0 times

•	The interest rate on the debt is increased 50 basis points to LIBOR plus 175-275 basis points
Chief Financial Officer Wade Pursell comments, “The redetermination process went as expected. We are pleased to report that we currently have approximately $1.0 billion in liquidity and have removed the 4.0 times total debt-to-trailing 12 months EBITDAX ratio covenant for the duration of the agreement. While our leverage projections through 2017 do not indicate that we would exceed the 4.0 times ratio, the new covenant arrangement gives us significant additional flexibility if product prices stay at or below current levels for longer than we expect.”
FIRST QUARTER 2016 REALIZED COMMODITY PRICES
Benchmark WTI (per Bbl) - $33.41
Benchmark LLS (per Bbl) - $35.31
NYMEX Natural gas (per MMBtu) - $1.96
NGLs Mt. Belvieu (per Bbl) - $15.99

SM Realized Prices            Pre-Hedge        Post-Hedge
Oil per Bbl                $25.67            $49.94
Natural gas per Mcf            $ 1.87            $ 3.02
NGLs per Bbl                $11.76            $13.54
Per BOE                $15.78            $26.74

FIRST QUARTER 2016 EARNINGS RELEASE AND WEBCAST
SM Energy expects to release its first quarter results after market on May 3, 2016 and hold a webcast and conference call the following morning. The Company will post a presentation to accompany the call prior to the start of the call.
Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time on Wednesday, May 4, 2016 for a discussion of first quarter financial and operating results via webcast (available live and for replay) on the Company’s website at www.sm-energy.com.
Alternatively, you may join by telephone with the passcode 90864007 (applicable for live and replay calls) at:
Live - Domestic toll free/International: 877-303-1292/315-625-3086
Replay - Domestic toll free/International: 855-859-2056/404-537-3406
The call replay will be available approximately two hours after the call until May 18, 2016.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results, including from pilot tests; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2015 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.
SM ENERGY CONTACTS
INVESTORS:
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052